Exhibit 5.6
[Letterhead of Sullivan & Cromwell LLP]
April 17, 2009
The Goldman Sachs Group, Inc.,
       85 Broad Street,
             New York, New York 10004.
Ladies and Gentlemen:
     We have acted as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of 40,650,407 shares (the “Firm Securities”) of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”) being issued and sold on the date hereof pursuant to the Underwriting Agreement, dated April 14, 2009 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., as underwriter, and up to an additional 6,097,561 shares of Common Stock (the “Optional Securities” and, together with the Firm Securities, the “Securities”) that may be issued if the underwriter exercises its option to purchase additional shares of Common Stock. The Securities are registered under the Registration Statement on Form S-3, File No. 333-154173 (as amended, the “Registration Statement”), under the Securities Act of 1933 (the “Act”).
     In connection with the registration of the Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Firm Securities have been validly issued and are fully paid and nonassessable and, when the Optional Securities have been duly sold, issued and delivered to the underwriter as contemplated by the Registration Statement and the Underwriting Agreement, the Optional Securities will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The Goldman Sachs Group, Inc.	-2-
     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the Securities have been or, in the case of the Optional Securities, will be duly recorded by a registrar and duly registered by a transfer agent of the Common Stock and that the signatures on documents examined by us are genuine. We have also assumed that, at the time of the sale, issuance and delivery of the Optional Securities, there will not have occurred any change in law affecting the validity of the Optional Securities and that the sale, issuance and delivery of the Optional Securities will comply with applicable law and each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or breach of any agreement or instrument then binding upon the Company.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Shares” in the prospectus supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP